                                                                    U.S. SECURITIES AND EXCHANGE COMMISSION

|----------------------|
|           FORM 5     |
|                      |                                                      Washington, D.C. 20549
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                                                              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                                                     of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*          2.       Issuer Name and Ticker or Trading Symbol                6.  Relationship of Reporting Person to Issuer
                                                                                                                         (Check all applicable)
                                                                       Compaq Computer Corporation (CPQ)                   X   Director        ___ 10% Owner
                                                                                                                         -----
                                                                                                                         ___ Officer    (give  ___ Other (Specify)
Babbio, Jr.           Lawrence              T.                                                                                          title
                                                                                                                                        below)
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(Last)               (First)            (Middle)        3.  IRS or Social Security   4.  Statement for
                                                            Number of Reporting         Month/Year
20555 SH 249                                                Person (Voluntary)       Fiscal Year 2000
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                            (Street)                                                 5.  If Amendment, Date of           7.  Individual or Joint/Group Filing
                                                                                        Original                                     Check applicable line)
                                                                                        (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                         -----
Houston                    TX             77070-2698                                                                     ___ Form filed by More than One Reporting Person
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(City)                   (State)            (Zip)                Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security                                   2  Transac-      3.  Trans-    4.  Securities Acquired (A)       5.  Amount 0f        6.  Owner     7. Nature of
    Instr. 3)                                             action Date       tion        or Disposed of (D)                   Securities         - ship Form:  Indirect
                                                                           Code         (Instr. 3, 4 and 5)                  Bene-                Direct      Beneficial
                                                          (Month/          (Instr. 8)                                        fically Owned        (D) or      Ownership
                                                                                                                             at End of            Indirect    (Instr. 4)
                                                                                                                             Issuer's
                                                                                     -----------------------------------
                                                                                     ------------- -------- ------------
                                                          Day/                                     (A) or                    Fiscal Year        (I)
                                                          Year)                         Amount        (D)      Price         (Instr. 3 and       (Instr.
                                                                                                                             4)               4)
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* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                  (Print or Type Responses)

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FORM 5 (continued)
                                                 TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of      2. Conver-   3. Trans-    4. Transac-    5. Number of     6. Date Exer-             7. Title and Amount of   8. Price  9. Number    10. Owner-     11. Na-
   Derivative      sion or      action       tion Code    Derivative         cisable and Ex-           Underlying Securities    of        of Deriv-      ship           ture
   Security        Exercise     Date         (Instr.      Securities         piration Date             (Instr. 3 and 4)         Deriv-    ative          of             of In-
   (Instr. 3)      Price of     (Month/      8)           Ac-quired (A)      (Month/Day/                                        ative     Secur-         Deriv-         direct
                   Deriv-        Day/                     or Dis-              Year)                                            Secur-    ities          ative          Bene-
                   ative         Year)                    posed of (D)                                                          ity       Bene-          Secu-          ficial
                   Security                               (Instr. 3, 4,                                                                   ficially       rity:          Own-
                                                          and 5)                                                                (Instr.   Owned          Direct         ership
                                                                                                                                5)
                                                                           ------------ ------------ ------------ -----------
                                                                                                                                          at End         (D) or         (Instr.
                                                                           Date         Expira-                   Amount or               of             Indi-          4)
                                                                           Exer-        tion            Title     Number of               Year           rect (I)
                                                                           cisable      Date                        Shares                 (Instr.       (Instr.
                                                                                                                                              4)           4)
                                                        ---------- -------
                                                           (A)     (D)
---------------- ------------ ------------ ------------ ---------- ------- ------------ ------------ ------------ ----------- --------- ------------ -------------- -------------
Stock Option       $30.00      4/27/2000        A        25,000            4/27/01(1)   4/27/10      Common         25,000                25,000           D
(Right to Buy)                                                                                       Stock
---------------- ------------ ------------ ------------ ---------- ------- ------------ ------------              ----------- --------- ------------ -------------- -------------
                 ------------ ------------ ------------ ---------- ------- ------------ ------------ ------------ ----------- --------- ------------ -------------- -------------
Stock Option       $15.00      4/27/2000        A         1,666            4/27/01(2)     4/27/10    Common         1,666                  1,666           D
(Right to Buy)                                                                                       Stock
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Explanation of Responses:

(1)  Fifty percent of the option vests on April 27, 2001,
     and the remaining fifty percent vests on April 27, 2002.
(2)  Option vests in full on April 27, 2001.

                               /s/ Lawrence Babbio, Jr.                        2-9-01
                             ---------------------------------------      ----------------
                                      Lawrence Babbio, Jr.                     Date
                                **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).
Note:   File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.